Exhibit 10.2

[COINSTAR, INC. LETTERHEAD]

January 18, 2010

J. Scott Di Valerio

[ADDRESS]

Dear Scott,

It is with great pleasure that Coinstar offers you a position with the company commencing on January 19, 2010. The period from January 19 through March 1, 2010 will be a transition period. On March 2, 2010, you will assume the title, authority and responsibilities of Chief Financial Officer reporting directly to the Chief Executive Officer. This letter will serve to confirm our understanding of your acceptance of this position. Please note that all offers of employment are contingent upon successful completion of a pre-employment background check.

Salary

Your compensation will be based on an annualized salary of Four Hundred Fifty Thousand Dollars ($450,000), less all required withholding for taxes and social security. You will be paid semi-monthly (24 times per year).

Incentive Plans:

You are also eligible to participate in Coinstar’s incentive plans in 2010. Your target bonus opportunity in 2010 will be 60% of your base compensation. The allocation of your short-term incentive compensation will be guided by the 2010 Executive Incentive Compensation Plan as administered by the Compensation Committee of the Board of Directors (the “Committee”).

Your total 2010 Long-Term Incentive Plan (LTIP) is also administered by the Committee and the value of the LTIP will be approximately $600,000. The LTIP will consist of approximately fifty percent (50%) performance based restricted stock, thirty percent (30%) options, and twenty percent (20%) time-based restricted stock. All equity will be subject to the terms of the Company’s 1997 Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”) and the respective grant and award agreements.

Benefits

In order to remain competitive, the benefits in these plans may change from time to time. The following is a list of core benefits:

•	Partial paid Medical and Dental benefits for the employee.

•	401(k) Retirement Plan, company matches 100% of first 3% and 50% of 4% and 5% of employee pay contributed. Company portion vests immediately.

•	Long-term and short-term disability.

•	Life Insurance (1 times annual salary up to $200,000 coverage).

•	Flexible Spending Plans for health care and dependent care.

Scott, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to our office by January 19, 2010. I am confident your employment with Coinstar will prove mutually beneficial, and I look forward to having you join us.

Sincerely,	Accepted by:

/s/ PAUL D. DAVIS
Paul D. Davis	/s/ J. SCOTT DI VALERIO	Date 1/19/10
Chief Executive Officer	J. Scott Di Valerio